EXHIBIT 10.44
AGREEMENT
          THIS AGREEMENT is made this 4th day of November, 2008 between Clinton A. Sampson, an Executive of Citizens Republic Bancorp, Inc (hereinafter “Executive”) and Citizens Republic Bancorp, Inc. on behalf of itself and its direct and indirect subsidiaries (hereinafter “Citizens”).
RECITALS
     A. Executive is currently employed as a full time employee of Citizens and in the capacity of Executive Vice President and Vice Chairman-Commercial Banking;
     B. Effective January 1, 2009, Executive will become employed by Citizens on a reduced hours basis in the capacity of Commercial Banking Consulting Advisor;
     C. Executive and Citizens agree that Executive should be compensated for agreeing to transition to a lesser paying reduced hours position;
     D. Executive has been given the opportunity to review this Agreement, and to consult legal counsel if desired; and
     E. Executive and Citizens, without any admission of liability, desire to settle with finality, compromise, dispose of, and release all claims and demands asserted or which could be asserted by Executive arising out of the employment of Executive and his transition from full time employment to part time employment.
     F. Executive and Citizens also desire to set forth in this Agreement the terms and conditions that will apply to Executive’s employment with Citizens commencing January 1, 2009.
     In consideration of the foregoing and of the promises and the mutual covenants contained herein, it is hereby agreed between Executive and Citizens as follows:
     1. Effective January 1, 2009 Executive’s employment with Citizens shall be reduced from five (5) business days per week to three (3) business days per week with the exact days of the week to be worked to be mutually agreed upon between the Executive and Citizens.
     2. Commencing January 1, 2009, Executive’s base salary shall be reduced from Two Hundred Seventy Thousand and 00/100 ($270,000.00) Dollars to One Hundred Sixty Two Thousand and 00/100 ($162,000.00) Dollars and shall be paid to Executive in equal bi-weekly installments less appropriate withholdings. Executive shall continue to be eligible to participate in the welfare and other benefit plans of Citizens on the same basis as are offered to other senior executives of Citizens.
     3. Executive shall be eligible to participate in the 2009 Management Incentive Plan of Citizens. Pursuant to such Plan, Executive shall be eligible to earn annual incentive compensation equal to 30% of Executive’s 2009 base pay. The amount of incentive actually earned will depend upon the financial performance of Citizens as well as Executive’s achievement of the individual goals that will be established for Executive by Citizens.
     4. Executive shall be entitled to receive an allowance in the amount of Three Hundred Eighty Four and 62/100 ($384.62) Dollars bi-weekly to reimburse Executive for the “all in” costs of leasing a vehicle to be used on company business including insurance, gasoline, maintenance and other related expenses.
     5. Executive shall continue to have the protections afforded to Executive pursuant to the provisions of the Amended and Restated Change in Control Agreement between Executive and Citizens dated February 26, 2008.
     6. Executive shall continue to be eligible to receive a Retention Bonus in the amount of One Hundred Fifty Thousand and 00/100 ($150,000.00) Dollars as is provided for in the letter agreement between Executive and Citizens dated August 2, 2006.
     7. No later than January 15, 2009, Citizens shall pay to Executive a one time lump sum payment in the amount of Two Hundred Seventy Thousand and 00/100 ($270,000.00) Dollars, less appropriate withholdings. Payment shall be made in a lump sum.
     8. Executive recognizes that the amount to be paid to Executive pursuant to Paragraph 7. above is in excess of any earned wages, benefits or other compensation due and owing to Executive.
     9. In exchange for the good and valuable consideration set forth herein, Executive agrees for himself, his heirs, administrators, representatives, executors, successors and assigns (“Releasors”), to irrevocably and unconditionally release, waive and forever discharge any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, dues controversies, charges, complaints, remedies, losses, demands, obligations, costs, expenses, fees (including, without limitation attorneys’ fees), or any and all other liabilities or claims of whatsoever nature, whether arising in contract, tort, or any other theory of action, whether arising in law or in equity, whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, age discrimination under The Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws including sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims for unlawful employment practices or any other unlawful criterion or circumstance which Executive and Releasors had or now have against each or any of Citizens, its parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (the “Citizens Entities”), any predecessors, successors, joint ventures, and parents of any Citizens Entity, and any and all of their respective past or present directors, officers, shareholders, partners, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, successors and assigns including without limitation all persons acting by, through, under or in concert with any of them (all collectively, the “Released Parties”) arising out of or relating to his employment relationship with Citizens including but not limited to the transition from full time employment to part time employment.
     10. Executive agrees that he shall continue as an employee “at will” serving at the pleasure of the board of directors of Citizens and shall have no contractual right to employment with Citizens.
     11. Executive agrees that the benefits of this Agreement are in lieu of any benefits that he would otherwise be entitled to under any severance pay program sponsored by Citizens including without limitation, the “Citizens Republic Bancorp Severance Pay Plan” and as such, Executive will not be eligible for additional severance benefits should Executive’s position as described herein be subsequently eliminated.
     12. Executive shall not be eligible to receive future grants of equity based long-term incentive compensation provided however, current grants of restricted stock to Executive shall continue to vest in the normal course so long as Executive continues to be employed by Citizens.
     13. Executive understands that he does not waive rights or claims that may arise after the date this Agreement is executed.
     14. Executive further agrees that he has read this Agreement carefully and understands all of its terms.
     15. Executive understands and agrees that he is advised to consult with an attorney prior to executing this Agreement.
     16. Executive understands that he is entitled to consider this Agreement for at least twenty-one (21) days before signing it. However, after due deliberation, Executive may elect to sign this Agreement without availing himself of the opportunity to consider its provisions for at least twenty-one (21) days. Executive hereby acknowledges that any decision to shorten the time for considering this Agreement prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Agreement in the event Executive elected to consider this Agreement for at least twenty-one (21) days prior to signing it.
     17. Executive understands that he may revoke this Agreement as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act, 29 U.S.C. §§621-634, within seven (7) days after the date on which he signs this Agreement, and that this Agreement as it relates to such a claim does not become effective until the expiration of the seven (7) day period. In the event that Executive wishes to revoke this Agreement within the seven (7) day period, he understands that he must provide such revocation in writing to Citizens Republic Bancorp, Inc., Attn: William R. Hartman, 328 S. Saginaw Street, Flint, Michigan 48502.
     18. In agreeing to sign this Release and Settlement Agreement, Executive is doing so voluntarily and agrees that he has not relied on any oral statements or explanations made by Citizens or its representatives.
     19. This Agreement shall not be construed as an admission of wrongdoing by either Executive or Citizens.
     20. This Agreement contains the entire Agreement between Executive and Citizens and, except as expressly provided herein, shall supersede any other agreement between the parties with respect to the subject matter hereof. Any modification of this Agreement must be made in writing and signed by both Executive and Citizens.

/s/ Anthony E. Moore	/s/ Clinton A. Sampson

Anthony E. Moore	Clinton A. Sampson
Witness

Date: November 4, 2008

CITIZENS REPUBLIC BANCORP, INC.

/s/ Anthony E. Moore	/s/ William R. Hartman

Anthony E. Moore	William R. Hartman
Witness	Its: Chairman, President and
Chief Executive Officer

Date: November 4, 2008